Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Orange County Branch Expansion

          COSTA MESA, Calif., Aug. 8 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced that the Bank has entered into a lease agreement to open a branch banking office in Cypress, California.  The new branch will be located at 4957 Katella Avenue, Suite A, Cypress, CA 90630. The branch opening is part of the Bank’s on-going implementation of its strategic plan to expand its operation within Orange County California.

          The branch is located in a new seven acre retail development and is adjacent to the Los Alamitos Race Track which attracts an estimated 1.1 million visitors annually.  Traffic count on Katella Avenue is currently 40,300 cars per day and is expected to increase with the recent opening of a 148,000 square foot Costco Warehouse store on Katella Avenue, one block east of the Bank’s new branch.  Demographic highlights within a five mile radius include a population of 556,710, an average household income of $56,581 and a day time population of 213,861 based on data as of 2003.  In addition, there are 2,950 businesses located in the cities of Cypress and neighboring Los Alamitos.

          The Cypress branch is the first of two planned new branches for 2005.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  At June 30, 2005, we had total consolidated assets of $634.5 million, net loans of $552.5 million, total deposits of $297.8 million, and total consolidated stockholders’ equity of $47.6 million.

          FORWARD-LOOKING COMMENTS
          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:
Pacific Premier Bancorp, Inc.
Steven R. Gardner, President/CEO
John Shindler, Executive Vice President/CFO
714.431.4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                                            08/08/2005
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          /Web site:  http://www.ppbi.net /

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